Press Release

Simclar, Inc. Announces Appointment of New Director

Hialeah, FL- May 16, 2007- Simclar, Inc. (NasdaqCM:SIMC), a multi-plant electronics contract manufacturer, announced today the election of William J. Sim as a director and member of its audit committee, to fill a vacancy in the board of directors and audit committee created by the resignation of Patrick X. Lacchia.

Mr. Sim is the President, CEO and founder of Midlothian Associates Inc., a specialty consulting firm that is dedicated to providing management consulting services, mainly to the energy, utility and construction industries. Mr. Sim was formerly Senior Vice President of Pepco Holdings, Inc. (PHI), and President and Chief Executive Officer of Potomac Electric Power Company (Pepco) and Atlantic City Electric (ACE). PHI is a regional energy holding company that provides utility service to nearly two million customers and is the parent company of Pepco, an electric utility serving Washington, D.C. and suburban Maryland, Delmarva Power, an electric and gas utility serving Delaware and the rest of the Delmarva peninsula, and ACE, an electric utility serving southern New Jersey. Mr. Sim joined Pepco in 1977 as Manager, Generating Construction. He served as President and Chief Operating Officer of the American Energy Division of Pepco’s subsidiary Potomac Capital Investment Corporation from 1987 to 1991. Mr. Sim was elected Vice President, Operations and Construction, Pepco, in 1991, and became Vice President, Power Supply and Delivery, in 1994. He became Group Vice President, Generation, in 1997. In 2001, he became Senior Vice President, Power Delivery, responsible for all aspects of transmission and delivery of electricity to Pepco’s customers. Mr. Sim was born in Edinburgh, Scotland, and is a 1968 graduate of the University of Glasgow in Scotland. He holds a master’s degree in business administration from Loyola College in Maryland. Mr. Sim is a member of the Board of Directors of Williams Industries, Inc. (NasdaqCM:WMSI), where he also serves on the Audit Committee.

Sam Russell, Chairman of Simclar, Inc., stated: “We are delighted to welcome Bill to the board and audit committee and look forward to working with him. I would also like to thank Patrick Lacchia for his contribution during his tenure as a board member and member of the audit committee.”

Simclar, Inc., with five North American manufacturing locations, and two regional sales/NPI locations, has been engaged in contract manufacturing of electronic and electro-mechanical products for original equipment manufacturers for 31 years.

Visit Simclar, Inc. at its website, www.simclar.com for more information about the Company.

Contact:
Simclar, Inc., Hialeah
Marshall Griffin, CFO, 937-220-9777